Filed Pursuant to Rule 433

Registration No. 333-158385

March 5, 2012

FREE WRITING PROSPECTUS

(To Prospectus dated April 2, 2009,

Prospectus Supplement dated April 9, 2009

and Product Supplement dated April 9, 2009)

HSBC USA Inc.
Buffered Accelerated Market Participation SecuritiesTM (“AMPS”)

}	Buffered AMPSTM linked to Gold
}	2 year maturity
}	2x exposure to any positive return in the reference asset, subject to a maximum return
}	Protection from the first 10% of any losses in the reference asset, subject to the credit risk of HSBC USA Inc.

The Buffered Accelerated Market Participation SecuritiesTM (“AMPS” or, each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission ( the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which to this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page PS-4 of the accompanying product supplement, and page S-3 of the accompanying prospectus supplement.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per security	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying discounts and commissions of up to 0.80% per $1,000 Principal Amount of securities in connection with the distribution of the securities, which may consist of selling concessions of up to 0.60% and referral fees of up to 0.80%. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

The securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Buffered Accelerated Market Participation SecuritiesTM (AMPS)

Linked to Gold

Indicative Terms*

Principal Amount	$1,000 per security
Term	2 years
Reference Asset	Gold, represented by the price of one troy ounce of gold
Upside Participation Rate	200% (2.0x) exposure to any positive Reference Return, subject to the Maximum Cap
Buffer Level	-10%
Maximum Cap	18.00% to 23.00% (to be determined on the Pricing Date)
Payment at Maturity per security

If the Reference Return is greater than zero, you will receive the lesser of:

a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Level:

$1,000 (zero return).

If the Reference Return is less than the Buffer Level:

$1,000 + [$1,000 × (Reference Return + 10%)].

For example, if the Reference Return is -20%, you will suffer a 10% loss and receive 90% of the Principal Amount. If the Reference Return is less than the Buffer Level, you may lose up to 90% of your investment.

Reference Return	Final Price – Initial Price Initial Price
Initial Price	See page FWP-4
Final Price	See page FWP-5
Pricing Date	March 23, 2012
Trade Date	March 23, 2012
Original Issue Date	March 28, 2012
Final Valuation Date†	March 24, 2014
Maturity Date†	March 27, 2014
CUSIP	4042K1ZP1

* As more fully described on page FWP-4.
†Subject to adjustment or acceleration as described under “Supplemental Information Relating to the Terms of the Securities” below.

The AMPSTM

For investors who seek a particular Market Exposure and who believe the Reference Asset will appreciate over the term of the AMPS, the AMPS provide an opportunity for accelerated returns (subject to a Maximum Cap). If the Reference Return is below the Buffer Level, then the AMPS provide 1:1 exposure to any potential decline in the Reference Asset beyond -10%.

If the Reference Asset appreciates over the term of the securities, you will realize 200% (2.0x) of the Reference Asset appreciation up to the Maximum Cap. Should the Reference Asset decline, you will lose 1% of your investment for every 1% decline in the Reference Asset beyond the -10% Buffer Level.

The offering period for the AMPS is through March 23, 2012

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities reflecting the 200% (2.0x) Upside Participation Rate and a hypothetical Maximum Cap of 18.00%. The actual Maximum Cap will be determined on the Pricing Date and will not be less than 18.00% or greater than 23.00%.

Information about the Reference Asset

Gold

The Official Closing Price is an internationally published benchmark of the spot price of gold in U.S. dollars per troy ounce as determined at 3:00 p.m. London time by five market-making members of the London Bullion Market Association (“the LBMA”).

The LBMA is an OTC market, as opposed to an exchange-traded environment. Members of the LBMA typically trade with each other and with their clients on a principal-to-principal basis.

The graph above illustrates the daily 5-yr performance of the Reference Asset through February 27, 2012. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Description of the Reference Asset”, on page FWP-13. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. or any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset.

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HSBC USA Inc. Buffered Accelerated Market Participation SecuritiesTM (AMPS)

Linked to Gold

All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Buffered Accelerated Market Participation Securities. The offering of securities will have the terms described in this free writing prospectus and the accompanying product supplement, prospectus supplement and prospectus. If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement, or prospectus, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return is negative, lose up to 90% of your principal.

This free writing prospectus relates to an offering of securities linked to the performance of Gold (the “Reference Asset”). The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.

Issuer Rating:	A+ (S&P), A1 (Moody’s), AA (Fitch)†

Principal Amount:	$1,000 per security

Reference Asset:	Gold, represented by the price of one troy ounce of gold as further described under “Official Closing Price” below.

Pricing Date:	March 23, 2012

Trade Date:	March 23, 2012

Original Issue Date:	March 28, 2012

Final Valuation Date:	March 24, 2014. The Final Valuation Date is subject to adjustment as described in the accompanying product supplement.

Maturity Date:	3 business days after the Final Valuation Date, which is expected to be March 27, 2014. The Maturity Date is subject to adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement and acceleration as described below under “Supplemental Information Relating to the Terms of the Securities — Commodity Hedging Disruption Events.”

Upside Participation Rate:	200%

Maximum Cap:	18.00% to 23.00% (to be determined on the Pricing Date)

Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.

Final Settlement Value:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Level, you will receive $1,000 per $1,000 Principal Amount of securities (zero return).

If the Reference Return is less than the Buffer Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)].

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Buffer Level. For example, because the buffer protects the first 10% of loss, if the Reference Return is -20%, you will suffer a 10% loss and receive 90% of the Principal Amount. If the Reference Return is less than the Buffer Level, you may lose up to 90% of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:

Final Price – Initial Price Initial Price

Buffer Level:	-10%

Initial Price:	The Official Closing Price of the Reference Asset on the Pricing Date.

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Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.

Official Closing Price:	The Official Closing Price of the Reference Asset on any scheduled trading day will be the price of one troy ounce of gold, stated in U.S. dollars, as reported by the five market-making members of the London Bullion Market Association (the “LBMA”) during the afternoon gold price fixing which starts at 3:00 p.m. London, England time, on such day and displayed on Reuters page “GOFO” or any successor page, as determined by the calculation agent.

Form of securities:	Book-Entry

Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.

CUSIP / ISIN:	4042K1ZP1 /

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

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GENERAL

This free writing prospectus relates to an offering of securities linked to the Reference Asset identified on the cover page. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of securities relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009. All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Buffered Accelerated Market Participation Securities. If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The product supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm
}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Level, you will receive $1,000 per $1,000 Principal Amount of securities (zero return).

If the Reference Return is less than the Buffer Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)].

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Buffer Level. For example, because the buffer protects the first 10% loss, subject to the credit risk of HSBC, if the Reference Return is -20%, you will suffer a 10% loss and receive 90% of the Principal Amount. You should be aware that if the Reference Return is less than the Buffer Level, you may lose up to 90% of your investment.

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Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Indenture and Trustee

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee. Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

INVESTOR SUITABILITY

The securities may be suitable for you if:

}	You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the price of the Reference Asset will increase over the term of the securities, but not by more than the Maximum Cap as leveraged by the Upside Participation Rate.
}	You are willing to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.
}	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than -10%.
}	You do not seek current income from your investment.
}	You do not seek an investment for which there is an active secondary market.
}	You are willing to hold the securities to maturity.
}	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

}	You believe the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.
}	You are unwilling to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.
}	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below -10%.
}	You seek an investment that is provides full return of principal.
}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
}	You seek current income from your investment.
}	You seek an investment for which there will be an active secondary market.
}	You are unable or unwilling to hold the securities to maturity.
}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page PS-4 of the accompanying product supplement. Investing in the securities is not equivalent to investing directly in the Reference Asset. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and product supplement including the explanation of risks relating to the securities described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement; and
}	“— Additional Risks Relating to Notes with a Reference Asset That is a Commodity or a Contract or Index Relating thereto” in the prospectus supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Final Price from the Initial Price beyond the Buffer Level of -10%. Accordingly, if the Reference Return is less than -10%, your Payment at Maturity will be less than the Principal Amount of your securities. You may lose up to 90% of your investment at maturity if the Reference Return is negative.

The appreciation on the securities is limited by the Maximum Cap.

You will not participate in any appreciation in the price of the Reference Asset (as magnified by the Upside Participation Rate) beyond the Maximum Cap. The Maximum Cap (to be determined on the Pricing Date) will not be less than 18.00% or greater than 23.00%. You will not receive a return on the securities greater than the Maximum Cap.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

The price of the Reference Asset may change unpredictably, affecting the value of your securities in unforeseeable and potentially negative ways.

The price of gold is primarily affected by the global demand for, and supply of, gold. The market for gold bullion is global and the price of gold is subject to volatile price movements over short periods of time and is affected by numerous factors, including macroeconomic factors such as the structure of and confidence in, the global monetary system; expectations of the future rate of inflation; the relative strength of, and confidence in, the U.S. dollar, the currency in which gold prices are generally quoted; interest rates; gold borrowing and lending rates; and global or regional economic, financial, political, regulatory, judicial or other changes or events. The price of gold may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, the price of gold may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors. These factors may affect the price of the Reference Asset and, therefore, the value of your securities in varying, unpredictable and potentially negative ways. For additional information about the Reference Asset, see “Description of the Reference Asset” below.

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There are certain risks relating to the Official Closing Price being determined by LBMA including the membership of HSBC Bank USA, N.A. in the LBMA.

Your securities are linked to the performance of gold. The Official Closing Price of gold will be determined by reference to the afternoon fixing price reported by the LBMA. The LBMA is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange traded futures and options and other derivatives. The Reference Asset is traded on the LBMA by the five members thereof. Although all members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of the Reference Asset may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices at which commodities trade on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA has no obligation to consider your interests in calculating or revising the official afternoon gold fixing. In addition, HSBC Bank USA, N.A., an affiliate of ours, is a member of the LBMA. HSBC Bank USA, N.A. will have no obligation to consider your interests as a holder of the securities in determining the LBMA afternoon gold fixing on any day. For additional information about the Reference Asset, see “Description of the Reference Asset” below.

The securities will not be regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”).

Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the securities will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The securities will not constitute investments by you or by us on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). We are not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

Commodities are subject to uncertain legal and regulatory regimes, which may result in a hedging disruption event and a loss on your investment.

The commodity that comprises the Reference Asset is subject to legal and regulatory regimes in the United States and, in some cases, in other countries. Changes in any applicable law, regulation or rule, or interpretation of any such law, regulation or rule, that affects our hedge related to the securities could result in a Commodity Hedging Disruption Event that would allow us to accelerate the Maturity Date of the securities and cause an early repayment. If we elect to accelerate the Maturity Date because of a Commodity Hedging Disruption Event, we will pay you an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. For additional information, see “Supplemental Information Relating to the Terms of the Securities—Commodity Hedging Disruption Events” below.

The securities are not insured by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

Certain built-in costs are likely to adversely affect the value of the securities prior to maturity.

While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your securities, the original issue price of the securities includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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No ownership of gold or other gold-related contracts.

As a holder of the securities, you will not receive the return you would receive if you had actually purchased gold or exchange-traded or over-the-counter instruments based on gold. You will not have any rights that holders of such assets or instruments would have.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

The price of the Reference Asset and the value of the securities may be affected by currency exchange fluctuations.

The Official Closing Price is determined in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of the Reference Asset for foreign consumers, thereby potentially reducing demand for the Reference Asset. As a result, the price of the Reference Asset and the value of the securities may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been highly volatile, and this volatility may continue in the future. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein, the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Final Price of the Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not the actual Initial Price of the Reference Asset. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the securities. With respect to the securities, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in securities for a hypothetical range of performance for the Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Security” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of securities to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

}	Principal Amount:	$1,000

}	Hypothetical Initial Price:	$1,800.00

}	Upside Participation Rate:	200%

}	Hypothetical Maximum Cap:	18.00% (The actual Maximum Cap will be determined on the Pricing Date and will not be less than 18.00% or greater than 23.00%)

The actual Initial Price will be determined on the Pricing Date.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Security
$3,600.00	100.00%	$1,180.00	18.00%
$3,240.00	80.00%	$1,180.00	18.00%
$2,880.00	60.00%	$1,180.00	18.00%
$2,520.00	40.00%	$1,180.00	18.00%
$2,340.00	30.00%	$1,180.00	18.00%
$2,160.00	20.00%	$1,180.00	18.00%
$1,980.00	10.00%	$1,180.00	18.00%
$1,962.00	9.00%	$1,180.00	18.00%
$1,890.00	5.00%	$1,100.00	10.00%
$1,836.00	2.00%	$1,040.00	4.00%
$1,818.00	1.00%	$1,020.00	2.00%
$1,800.00	0.00%	$1,000.00	0.00%
$1,782.00	-1.00%	$1,000.00	0.00%
$1,764.00	-2.00%	$1,000.00	0.00%
$1,710.00	-5.00%	$1,000.00	0.00%
$1,620.00	-10.00%	$1,000.00	0.00%
$1,530.00	-15.00%	$950.00	-5.00%
$1,440.00	-20.00%	$900.00	-10.00%
$1,260.00	-30.00%	$800.00	-20.00%
$1,080.00	-40.00%	$700.00	-30.00%
$720.00	-60.00%	$500.00	-50.00%
$360.00	-80.00%	$300.00	-70.00%
$0.00	-100.00%	$100.00	-90.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The price of the Reference Asset increases from the Initial Price of $1,800.00 to a Final Price of $1,890.00

Reference Return:	5.00%
Final Settlement Value:	$1,100.00

Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,100.00 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% × 200%)

= $1,100.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by 200% when such Reference Return is positive and is equal to or less than the Maximum Cap.

Example 2: The price of the Reference Asset increases from the Initial Price of $1,800.00 to a Final Price of $2,160.00.

Reference Return:	20.00%
Final Settlement Value:	$1,180.00

Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,180.00 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 18.00%)

= $1,180.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is positive and if such Reference Return multiplied by 200% exceeds the Maximum Cap.

Example 3: The price of the Reference Asset decreases from the Initial Price of $1,800.00 to a Final Price of $1,710.00.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the Reference Return is less than zero but greater than the Buffer Level, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount of securities (a zero return).

Example 4: The price of the Reference Asset decreases from the Initial Price of $1,800.00 to a Final Price of $1,080.00.

Reference Return:	-40.00%
Final Settlement Value:	$700.00

Because the Reference Return is less than the Buffer Level of -10%, the Final Settlement Value would be $700.00 per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)]

= $1,000 + [$1,000 × (-40.00% + 10%)]

= $700.00

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the price of the Reference Asset beyond the Buffer Level of -10%. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

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DESCRIPTION OF THE REFERENCE ASSET

The Official Closing Price of gold is a benchmark price used in the markets where gold is sold for U.S. dollars and delivered immediately. The Official Closing Price of gold is an internationally published benchmark of the spot price of gold in U.S. dollars per troy ounce as determined at 3:00 p.m. London time. The Official Closing Price of gold is determined by five market-making members of the LBMA. These members meet by telephone each London business day at 3:00 p.m. to determine the Gold Spot Price. The five members are the Bank of Nova Scotia-ScotiaMocatta, Barclays Bank Plc, Deutsche Bank AG, HSBC Bank USA, N.A., and Société Générale. The Gold Spot Price is published by Reuters page “GOFO”.

The LBMA is an OTC market, as opposed to an exchange-traded environment. Members of the LBMA typically trade with each other and with their clients on a principal-to-principal basis. All risks, including those of credit, are between the two parties to a transaction.

An investment in the notes does not entitle you to any ownership interest, either directly or indirectly, in gold or in any gold transaction traded on the LBMA.

The securities are not sponsored, endorsed, sold, or promoted by the LBMA. The LBMA takes no responsibility for the accuracy and/or the completeness of information provided in this term sheet, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus. In addition, the LBMA is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or the quantities of the securities to be issued or in the determination or calculation of the amount payable on maturity. The LBMA has no obligation in connection with the administration, marketing, or trading of the securities.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical London P.M. fixing prices from February 28, 2007 through February 27, 2012. The London P.M. fixing price for the Reference Asset on February 27, 2012 was $1,772.00. We obtained the London P.M. fixing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The London P.M. fixing prices displayed in the graph below are for illustrative purposes only and do not form part of the calculation of the Reference Return.

The historical Official Closing Prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Final Price. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment. The fixing prices in the graph below were the prices reported by Bloomberg Professional Service and may not be indicative of the Official Closing Prices that would be derived from the applicable Reuters page.

Historical Performance of Gold

(London Fixing Price)

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SUPPLEMENTAL INFORMATION RELATING TO THE TERMS OF THE SECURITIES

Market Disruption Events

If any day on which the Official Closing Price of the Reference Asset is to be determined (a “valuation date”) is not a scheduled trading day with respect to the Reference Asset, then the valuation date will be the next day that is a scheduled trading day. If a market disruption event (as defined below) exists on a valuation date, then the Official Closing Price for such valuation date will be determined by the Calculation Agent in good faith and in its sole discretion. If the Final Valuation Date is postponed, then the Maturity Date will also be postponed by an equal number of business days following the postponed Final Valuation Date and no interest will be paid in respect of such postponement.

“Market disruption event” means any day on which a condition specified in (a)—(d) below exists and which the calculation agent determines is material:

(a)	the LBMA fails to determine or publish its London P.M. fixing price;
(b)	any suspension of or limitation imposed on trading, whether by reason of movements in price exceeding limits or otherwise, (A) relating to the Reference Asset on the LBMA or (B) in futures or options contracts relating to the Reference Asset on any exchange or trading market for such contracts;
(c)	any event that disrupts or impairs (as determined by the calculation agent) the ability of market participants (A) to effect transactions in, or obtain market values for, the Reference Asset or (B) to effect transactions in, or obtain market values for, any futures or options contracts relating to the Reference Asset, on any exchange or trading market for such contracts; or
(d)	any other event as determined by the calculation agent that materially interferes with the ability of the issuer or any of its affiliates to unwind all or a portion of a hedge with respect to the securities that the issuer or its affiliates have effected or may effect as described under “Selected Risk Considerations — Potential Conflicts” above.

“Scheduled trading day” means any day on which the LBMA is scheduled to determine and publish its London P.M. fixing price.

Commodity Hedging Disruption Events

If a Commodity Hedging Disruption Event occurs, we shall have the right to accelerate the Maturity Date of the securities and cause an early repayment by written notice to the trustee at its New York office no later than one business day immediately following the day on which such Commodity Hedging Disruption Event occurred. The Calculation Agent shall determine on the date of such notice the amount due on such early acceleration in good faith in a commercially reasonable manner. We will pay such amount on the fifth business day following the day on which the Calculation Agent delivers notice of such acceleration to the trustee. We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC, of the cash amount due with respect to the securities no later than two business days prior to the date on which such payment is due.

A “Commodity Hedging Disruption Event” means that due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit).

Discontinuance or Modification of the Reference Asset; Alteration of Method of Calculation

If (i) the LBMA discontinues trading in the Reference Asset or (ii) there is a material modification in the content, composition or constitution of the Reference Asset, and if the calculation agent determines that the LBMA or any other market trades a successor or substitute commodity or contract that is substantially similar to the Reference Asset, then in each case that commodity or contract (the “successor asset”) will replace the Reference Asset.

If the calculation agent determines that no successor asset exists, the calculation agent will determine the relevant Official Closing Prices on any scheduled trading day and the Final Price (as applicable). If a successor asset is selected by the calculation agent, that successor asset will be used as a substitute for the original Reference Asset for all purposes, including for purposes of determining the

FWP-14

relevant Official Closing Prices on any scheduled trading day, the Final Price and whether a market disruption event exists. In this circumstance, the calculation agent may choose to determine the Official Closing Prices and the Final Price by reference to a single price source or multiple price sources. This choice may be affected by a number of factors, including whether the market(s) for the successor asset trade continuously, centrally fix prices and/or announce closing prices.

If the calculation agent determines that the method of calculating the price of the Reference Asset used by the LBMA has been modified in any material respect, then the calculation agent will (i) make such adjustments to the relevant Official Closing Prices on any scheduled trading day, the Final Price and any other terms of the securities as it considers necessary to account for the economic effect of such modification and (ii) determine the Payment at Maturity with reference to the terms of the securities as adjusted.

In each of the foregoing events, the relevant Official Closing Prices on any scheduled trading day and the Final Price may be different than it would have been if the original Reference Asset had not been discontinued or modified. Thus, discontinuation or modification of the Reference Asset may adversely affect the value of the securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC for distribution to other registered broker-dealers or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the offering price set forth on the cover page of this free writing prospectus and will receive underwriting discounts and commissions of up to 0.80%, or $8.00, per $1,000 Principal Amount of securities. HSBC Securities (USA) Inc. may allow selling concessions on sales of such securities by other brokers or dealers of up to 0.60%, or $6.00, and pay referral fees to other broker-dealers of up to 0.80%, or $8.00, per $1,000 Principal Amount of securities.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support these securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See ‘Supplemental Plan of Distribution’ on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the securities as pre-paid forward or other executory contracts with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes. Additionally, it is possible that the Internal Revenue Service could assert that the securities should be treated as giving rise to “collectibles” gain or loss if you hold your securities for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the securities is not a sale or exchange of a collectible but is rather a sale or exchange of a pre-paid forward or other executory contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

On March 18, 2010, the Hiring Incentives to Restore Employment Act (the “HIRE Act”) was signed into law. Under certain circumstances, the HIRE Act will impose a withholding tax of 30% on payments of U.S. source income on, and the gross proceeds from a disposition of, securities made to certain foreign entities unless various information reporting requirements are satisfied.  These rules generally would apply to payments made after December 31, 2012. However, under the HIRE Act, the withholding and reporting requirements generally will not apply to payments made on, or gross proceeds from a disposition of, securities outstanding as of March 18, 2012 (the “Grandfather Date”).

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Despite the December 31, 2012 date set forth in the HIRE Act, the Internal Revenue Service (the “IRS”) has issued preliminary guidance indicating that the withholding tax on U.S. source income will not be imposed with respect to payments made prior to January 1, 2014 and that the withholding tax on gross proceeds from a disposition of securities will not be imposed with respect to payments made prior to January 1, 2015.  In addition, the IRS has released proposed regulations that would extend the Grandfather Date to January 1, 2013.  These proposed regulations would be effective once finalized. Prospective purchasers should consult their tax advisors regarding the HIRE Act.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, any accompanying product supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying product supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$       Buffered Accelerated Market
Participation Securities Linked to

Gold

March 5, 2012

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
Description of the Reference Asset	FWP-13
Supplemental Information Relating to the Terms of the Securities	FWP-14
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-15
U.S. Federal Income Tax Considerations	FWP-15

Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59